UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 2, 2025

CLIPPER REALTY INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38010	47-4579660
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4611 12th Avenue, Suite 1L Brooklyn, New York	11219
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 438-2804

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

10 West 65 Owner LLC, a subsidiary of Clipper Realty Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with  a limited liability company not affiliated with the Company (“Purchaser”) as of April 2, 2025 (the “Effective Date”). Subject to the terms and conditions of the Agreement, the Company has agreed to sell the premises known as 10 West 65th Street in New York (the “Property”) to the Purchaser for $45.5 million, of which the Purchaser deposited approximately $4.6 million in an escrow account. The Agreement is not subject to a mortgage contingency and the transaction is expected to close on or prior to the expiration of a 30-day period after the Effective Date, which can be extended for another 30-day period (the “Closing”), subject to customary closing conditions. The Company expects to incur approximately $2.0 million in closing costs. At Closing, the Company expects to repay its approximately $31.2 million mortgage (the “Mortgage”) with Flagstar Bank (“Flagstar”) and to have approximately $12.0 million in available cash from the sale of the Property after the payment of closing costs and Mortgage repayment. The Mortgage is not subject to any prepayment penalties. There can be no assurances concerning the amount of consideration that the Company will receive as a result of the sale of the Property, or concerning the fees, costs, or expenses the Company may incur at Closing in connection with the sale of the Property.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 to be filed with the Securities and Exchange Commission.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The Information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.05.

Item 2.06. Material Impairments.

As a result of the transaction contemplated by the Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company has determined that the financial results for the quarter ended March 31, 2025 will include an impairment of certain assets related to the Property, primarily Investment in Real Estate. The Company currently estimates that the range of such impairment charges for Investment in Real Estate assets could be from approximately $32.0 million to approximately $34.0 million. The impairment charges that the Company expects to incur in connection with the sale of the Property are subject to a number of assumptions, and the actual amount of impairment charges may differ materially from the range estimated by the Company. Updates regarding these impairment charges will be provided in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025. The Information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.06.

Cautionary Note Concerning Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding: the amount of consideration expected to be received by the Company as a result of the sale of the Property described in Item 1.01 above; the fees, expenses and costs associated with such transaction contemplated by the Agreement; estimated range of impairment charges that the Company may incur as a result of the sale of the Property as described in Item 2.06 above; as well as the events, circumstances and assumptions that underly these matters as described in this Current Report on Form 8-K. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this Current Report on Form 8-K and inherently involve significant risks and uncertainties. The Company’s actual results, the timing of events, and costs, expenses, charges, and liabilities associated with the activities described in this Current Report on Form 8-K may differ materially from those anticipated by such forward-looking statements because of many factors not currently anticipated or contemplated by the Company, including, but not limited to: the risk that the charges may be in excess of the estimated amounts, the risk that the Company may incur additional cash or non-cash costs, expenses, or liabilities and other risk factors, including risks relating to the Company’s business, financial conditions and prospects described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports filed with the Securities and Exchange Commission, all of which the Company strongly urges you to read and consider and all of which are available at www.sec.gov. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K, and except to the extent otherwise required by law, the Company undertakes no duty or obligation, and expressly disclaims any obligation, to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clipper Realty Inc.

By:	/s/ David Bistricer
Name:	David Bistricer
Title:	Co-Chairman and Chief Executive Officer

Date: April 8, 2025